FOR IMMEDIATE RELEASE:

Comverge Announces Alec G. Dreyer's Appointment to its Board of Directors

East Hanover, NJ - February 1, 2008 - Comverge, Inc. (NASDAQ: COMV), a leading clean capacity provider through demand response and energy efficiency, announced today that Alec G. Dreyer has joined its Board of Directors.

Prior to this appointment, Mr. Dreyer served as Chief Executive Officer and member of the Board of Directors of Horizon Wind Energy LLC. Mr. Dreyer helped Horizon Wind Energy successfully develop, build and operate wind farms in Washington, Oklahoma, New York, Texas and Illinois. The Company was nearing completion of a two-year, $2.2 billion capital investment program with major construction projects in Illinois, Texas, Oregon and Minnesota when it was sold to Energias de Portugal, SA in July 2007. Preceding this, Mr. Dreyer served as President of Dynegy Inc.'s Generation Division, where he managed approximately 13,000 megawatts of generation with 10 officers and approximately 1,200 employees.

"We are pleased to welcome Alec as the newest member of our Board of Directors," stated Robert M. Chiste, Chairman, President, and CEO of Comverge. "Alec's extensive business background of over 28 years, primarily in the energy industry with focus on renewable energy and long term power purchase contracts, will bring added depth and experience to our Board. We are looking forward to continuing as a leader in developing the Clean Energy sector through our experienced leadership, innovative business models, and unique solutions." Mr. Chiste continued, "I'd also like to thank John Moore and Scott Ungerer, both being the leaders of our early venture investors, for their dedicated service as board members, as they resigned from the Board yesterday."

Mr. Dreyer commented on his appointment, stating "Comverge has emerged as a leader in the Clean Energy and Demand Response industry with innovative business models and products. The unique delivery of electric capacity through its Virtual Peaking Capacity® pay-for-performance offerings covers residential as well as commercial and industrial needs. I look forward to working with the Comverge team to realize our aspirations and goals for the company."

About Comverge:

Comverge is a leading provider of clean energy solutions that improve grid reliability and supply electric capacity on a more cost effective basis than conventional alternatives by reducing base load and peak load energy consumption. "VPC" and "Virtual Peaking Capacity" are trademarks of Comverge, Inc. For more information, visit www.comverge.com.

Investor Relations:

Michael Picchi Chris Neff

Chief Financial Officer Director of Marketing

Comverge, Inc. Comverge, Inc.

770-636-7660, invest@comverge.com 973-947-6064, cneff@comverge.com